Exhibit 99.1

         ARBOR REALTY TRUST CLOSES THIRD COLLATERALIZED DEBT OBLIGATION

NEW YORK, Dec. 14 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE:
ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced the closing of a collateralized debt obligation (CDO) issued by two newly-formed subsidiaries of Arbor. An aggregate of $547.5 million of investment grade-rated debt was issued, including a $100 million revolving note class that provides a revolving credit facility during the five-year replenishment period. Arbor retained an equity interest in the portfolio with a notional amount of $52.5 million.

The notes have an initial weighted average spread of approximately 44 basis points over three-month LIBOR. The facility has a five-year replenishment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets, subject to certain conditions.

"We are very pleased to have completed our third CDO," said Ivan Kaufman Chairman and Chief Executive Officer. "Our focus has been on further strengthening our funding sources and the closing of this transaction is proof of this strategy. The CDO financing platform has transformed the way we approach our business giving us the ability to enhance our product offerings and fund the vast majority of our investments with CDO debt. In addition to reduced borrowing costs and increasing leverage, the third CDO provides us with additional flexibility through a $100 million revolving debt facility. This allows us to more efficiently deploy the CDO cash resulting in increased returns on our equity."

The offering of the notes evidencing the collateralized debt obligations was made pursuant to a private placement. The notes were issued under a common indenture and, initially, are secured by a portfolio of real estate related assets and cash with a face value of approximately $500 million, with real estate related assts consisting primarily of bridge loans, mezzanine loans and participations. The issuer may draw against the revolving note facility to purchase additional real estate related assets and to fund principal advances under existing assets, which would increase the size of the portfolio and serve as collateral for the notes.

Arbor intends to own the portfolio of real estate-related assets until its maturity and will account for this transaction on its balance sheet as a financing. Arbor will use the proceeds of this offering to repay borrowings under its current repurchase agreements and warehouse credit facilities.

Wachovia Capital Markets, LLC and Credit Suisse Securities LLC acted as co-lead managers for this transaction. Wachovia Capital Markets, LLC acted as sole book-runner. The CDO notes were rated by Fitch Ratings, Standard & Poor's and Moody's Investors Service.

The notes offered pursuant to the CDO are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 12 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2005 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:
    Arbor Realty Trust, Inc.
    Paul Elenio, Chief Financial Officer
    516-832-7422
    pelenio@arbor.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

    Investors:
    Stephanie Carrington/ Denise Roche
    The Ruth Group
    646-536-7017 / 7008
    scarrington@theruthgroup.com
    droche@theruthgroup.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             12/14/2006
    /CONTACT: Paul Elenio, Chief Financial Officer, +1-516-832-7422, pelenio@arbor.com, or Media: Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bhabyan@arbor.com, both of Arbor Realty Trust, Inc.; or Investors: Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group/
    (ABR)